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                                                                    Exhibit 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the 1994 Incentive Stock Plan and 1995 Director Option Plan of Pharmacopeia, Inc. and to the incorporation by reference therein of our report dated January 28, 2000, except for Note 9, as for which the date is March 8, 2000, with respect to the consolidated financial statements and schedule of Pharmacopeia, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 1999, filed with the Securities and Exchange Commission.

                                                 /s/ Ernst & Young LLP


                                                 ERNST & YOUNG LLP

San Diego, California
June 6, 2000